                                                                       Exhibit I

                                IRREVOCABLE PROXY
                                       AND
                                VOTING AGREEMENT

           [FOR C-BRIDGE NON-EXECUTIVE OFFICER/DIRECTOR SHAREHOLDERS]

      THIS IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of May 29, 2001 (this "Agreement"), is entered into by and between eXcelon Corporation, a Delaware corporation ("Parent"), on the one hand, and the stockholder of Company (as defined below) whose name is set forth on the signature page hereto, on the other hand.

                                   WITNESSETH:

      WHEREAS, concurrently herewith, Parent Comet Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and C-bridge Internet Solutions, Inc. ("Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger");

      WHEREAS, Stockholder beneficially owns that number of shares of the common stock, $.01 par value ("Common Stock") of Company set forth opposite Stockholder's name in Column III of Exhibit A hereto (the "Shares"), and holds options to purchase that number of shares of Common Stock set forth opposite Stockholder's name in Column IV of Exhibit A (the "Options"). For purposes of this Agreement, the term "Shares" shall be deemed to include any shares of Common Stock beneficially owned by Stockholder, whether such beneficial ownership now exists or arises at any time hereafter, including, without limitation, by reason of the exercise of any Option;

      WHEREAS, the Company has received a fairness opinion from Robertson Stephens, investment bankers, which, subject to the assumptions and qualifications therein stated, confirms the fairness of the consideration payable to the stockholders of the Company pursuant to the Merger Agreement (the "Fairness Opinion");

      WHEREAS, the Company has agreed to provide to the Stockholder as soon as practicable a copy of the Fairness Opinion, and all proxy solicitation and related materials now or hereafter prepared by the Company in relation to the Merger; and

      WHEREAS, as an essential inducement and condition to entering into the Merger Agreement, Parent has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. VOTING AGREEMENT. Stockholder hereby agrees with Parent that, at any meeting of Company's stockholders, however called, and any adjournment or postponement thereof, or in connection with any written consent of Company's stockholders, Stockholder shall vote any Shares with respect to which Stockholder has voting power (i) in favor of approval of the Merger and the Merger Agreement and any actions recommended by the Board of Directors of Company that are required in furtherance of the transactions contemplated thereby; provided that there has been no material change in the Merger Agreement attached hereto as Exhibit B and that Stockholder shall not be required to vote for any action that would decrease the number of shares of Parent Common Stock to be received by the stockholders of Company in respect of their shares of Company capital stock in the Merger; (ii) against any proposal to authorize any action or agreement that would result in a breach in any respect of any representation, warranty, covenant, agreement or obligation of Company under the Merger Agreement or that would prevent the consummation of the Merger; (iii) against: (A) any proposal by Company to enter into or consent to any Third Party Acquisition (as defined below); (B) any change in the individuals who, as of the date hereof, constitute the Board of Directors of Company (except as contemplated by the Merger Agreement); (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company and any Third Party (as defined below), other than the Merger;
(D) a sale, lease, transfer or disposition of all or substantially all of the assets of Company's business outside the ordinary course of business, or of any assets that are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of Company; (E) any amendment of Company's Certificate of Incorporation or bylaws, except as contemplated by the Merger Agreement; and (F) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement; and (iv) in favor of any proposal to grant Company's management discretionary authority to adjourn any meeting of Company's stockholders for the purpose of soliciting additional proxies in the event that, at any meeting held for the purpose of considering the Merger Agreement, the number of shares of Company Common Stock present or represented and voting in favor of the Merger is insufficient to approve the Merger.

            For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following transactions or proposed transactions: (i) the acquisition of Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any affiliate thereof (a "Third Party"), including, without limitation, any Acquisition Proposal or Superior Proposal, each as defined in
Section 5.4 of the Merger Agreement; (ii) the acquisition by a Third Party of any material portion (which shall include, without limitation, five percent (5%) or more) of the assets of Company, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of five percent (5%) or more of the outstanding Common Stock; (iv) the adoption by Company of a plan of liquidation or dissolution or the declaration or payment of an extraordinary dividend; or (v) the acquisition (or any group of acquisitions) by Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal to or greater than five percent (5%) of the assets of Company, respectively.

            For purposes of this Agreement, "beneficially own" or "beneficial ownership" with respect to any securities shall have the meaning set forth in Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Securities beneficially owned by Stockholder shall include securities beneficially owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

      2. IRREVOCABLE PROXY.

            (a) Subject to the restrictions in Section 1 hereof, Stockholder hereby constitutes and appoints each of Robert N. Goldman and Lacey Brandt (each, a ""Proxy Holder"), acting singly, with full power of substitution, Stockholder's true and lawful proxy and attorney-in-fact to vote all Shares with respect to which Stockholder has voting power at any meeting (and any adjournment or postponement thereof) of Company's stockholders called for purposes of considering any proposal described in the first paragraph of Section 1 above (each a "Specified Proposal"), and in any action by written consent of Company's stockholders in lieu of any such meeting, and instructs each Proxy Holder to vote in the manner specified in Section 1 on any such Specified Proposal.

            (b) The proxy and power of attorney granted herein (i) is granted in consideration of the Parent's execution of the Merger Agreement, (ii) is intended to secure Company's obligations under the Merger Agreement and therefore shall be irrevocable during the term of this Agreement, (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and (iv) shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

            (c) If Stockholder fails for any reason to vote the Shares with respect to which Stockholder has voting power in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares with respect to which Stockholder has voting power at any meeting of Company's stockholders and in any action by written consent of Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between Stockholder's vote of such Shares and a vote by Stockholder of such Shares.

      3. DIRECTOR AND OFFICER MATTERS EXCLUDED. Parent acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict the discretion of Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity, if any, as a director or officer of Company, including, without limitation, any vote that Stockholder may make as a director of Company with respect to any matter presented to the Board of Directors of Company.

      4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to Parent as follows:

            (a) Ownership of Shares. On the date hereof, Stockholder is the beneficial owner of all the Shares and Options set forth on Exhibit A and such Shares and Options set forth on Exhibit A constitute all of the securities of Company beneficially owned by Stockholder. Except as set forth on Exhibit A, Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares set forth on Exhibit A, with no limitations, qualifications or restrictions on such rights other than as set forth herein.

            (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any applicable law or any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

            (c) PROXIES AND NON-INTERFERENCE. Except as expressly permitted by this Agreement or pursuant to the Merger Agreement. Stockholder shall not, directly or indirectly: (i) grant any proxies or powers of attorney for any Shares with respect to which Stockholder has voting power; (ii) except as set forth in Section 7 take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement; or (iii) exercise any option to purchase any shares of Common Stock, including, but not limited to, the Options.

            (d) OTHER POTENTIAL ACQUIRERS. Stockholder (i) shall immediately cease any existing discussions or negotiations with respect to any Third Party Acquisition; (ii) from and after the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time (as defined in the Merger Agreement), shall not, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing any information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

            (e) RELIANCE BY PARENT. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and performance of Stockholder's obligations hereunder.

      5. DEFINITION OF "SHARES". In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

      6. TERMINATION. This Agreement, the proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares with respect to which Stockholder has voting power shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time, (c) September 20, 2001, or
(d) the transfer, sale or other disposition of such Share. Nothing set forth herein shall relieve Stockholder of any liability for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement arising prior to such termination of this Agreement.

      7. NO RESTRICTION ON TRANSFER. The parties agree and acknowledge that nothing in this Agreement shall, directly or indirectly, restrict Stockholder's ability to offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (any of the foregoing, a "Disposition") of, any or all of the Shares or any interest therein. A Disposition shall not constitute a violation of the Covenants, Representations and Warranties made herein, which shall be adjusted from time to time reflect any such Dispositions.

      8. MISCELLANEOUS.

            (a) ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            (b) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.

            (c) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (d) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                as set forth on Exhibit A

with copies to:                   C-Bridge Internet Solutions, Inc.
                                  125 Summer Street
                                  Boston, MA 02109
                                  Attention:  Vice President and General Counsel
                                              And

                                  Gibson, Dunn & Crutcher LLP
                                  1050 Connecticut Avenue, NW
                                  Washington, DC 20036
                                  Telecopier: (202) 530-9613
                                  Attention:  Stephanie Tsacoumis

If to Parent:                     eXcelon Corporation
                                  25 Mall Road
                                  Burlington, MA 01803
                                  Telecopier: (781) 674-5200
                                  Attention:  Robert N. Goldman
                                              Chief Executive Officer

with a copy to:                   Foley, Hoag & Eliot LLP
                                  One Post Office Square
                                  Boston, MA 02109
                                  Telecopier: (617) 832-7000
                                  Attention: John D. Patterson, Jr., Esq

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

            (e) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            (g) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (h) GOVERNING LAW.

                  (1) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this

Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(d) in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                  (2) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (3) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(i).

            (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

            (k) CERTAIN DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, Parent and Stockholder have caused this Irrevocable Proxy and Voting Agreement to be duly executed as of the day and year first above written.

                                       EXCELON CORPORATION


                                       By: /s/ Robert N. Goldman
                                           ----------------------------
                                           Name:
                                           Title:


                                       STOCKHOLDER:


                                       By: /s/ Robin Barnes
                                           ----------------------------
                                           Name: Robin Barnes, Chairman
                                                 Field Nominees Limited
                                                 &
                                                 Managing Director
                                                 Butterfield Trust
                                                 (Bermuda) Limited

                                   EXHIBIT A

                                                                 IV
                                                         Number of Shares of
     I                                   III                Common Stock
  Name of               II        Number of Shares of        Issuable Upon
Stockholder          Address         Common Stock        Exercise of Options
Field Nominees    P.O. Box HM195      2,290,750
  Limited -       Hamilton, HMAX
  1339686             Bermuda